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                                                            Exhibit 99


                                        Contact:

                                        Alleghany Corporation
                                        R.M. Hart
                                        (212) 752-1356

                                        Chicago Title Corporation
                                        Paul T. Sands, Jr.
                                        (312) 223-5104

                                                  FOR IMMEDIATE RELEASE

                  ALLEGHANY CORPORATION COMPLETES SPIN-OFF OF
                           CHICAGO TITLE CORPORATION


     NEW YORK, NY, June 17, 1998 -- Alleghany Corporation (NYSE-Y) and Chicago Title Corporation (NYSE-CTZ) today jointly announced the completion of the spin-off (the "Spin-Off") of Chicago Title Corporation ("Chicago Title") to Alleghany's stockholders of record as of June 10, 1998.

     Chicago Title, through its subsidiaries Chicago Title and Trust Company, Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company, is one of the nation's largest providers of title insurance and other related services for residential and commercial real estate transactions. Chicago Title currently has more than 300 full service offices and 3,800 policy issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam and Canada.

     The Spin-Off was effected through a distribution of three shares of Chicago Title common stock for each share of Alleghany common stock outstanding on the record date. The Internal Revenue Service has ruled that the Spin-Off will be tax-free to Alleghany stockholders and to Alleghany.

     Alleghany will continue to engage in the property and casualty reinsurance and insurance, industrial minerals and financial services businesses conducted by its subsidiaries Underwriters Re Group, Inc., World Minerals Inc. and Alleghany Asset Management, Inc. Alleghany will also continue to operate a steel fastener importing and
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distribution business through its Heads and Threads division.

     Alleghany beneficially owns approximately 7.43 million shares, or 4.7 percent, of Burlington Northern Santa Fe Corporation, which owns one of the largest railroad networks in North America, with 34,000 route miles covering 28 states and two Canadian provinces.


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